================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                      ANNUITY AND LIFE RE (HOLDINGS), LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G03910109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                 [ ]  Rule 13d-1(b)
                 [X]  Rule 13d-1(c)
                 [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

===================                                          ===================
CUSIP NO. G03910109                  13G                     PAGE 2 OF 13 PAGES
===================                                          ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Prescott Group Capital Management, L.L.C.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Oklahoma
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           3,662,000 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 0 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   3,662,000 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           0 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,662,000 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        13.8%(1)
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IA
================================================================================

(1) Based on the 26,473,728 shares of Common Stock outstanding as of November 5, 2003 (as reported on the Issuer's Quarterly Report for the period ended September 30, 2003 on Form 10-Q filed with the Securities and Exchange Commission).

                               Page 2 of 13 pages

===================                                          ===================
CUSIP NO. G03910109                  13G                     PAGE 3 OF 13 PAGES
===================                                          ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Prescott Group Aggressive Small Cap Master Fund, G.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Oklahoma
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           3,278,000 shares(2)
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 0 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   3,278,000 shares(2)
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           0 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,278,000 shares(2)
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        12.4%(3)
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        PN
================================================================================

(2) As exercised through the sole general partner, Prescott Group Capital Management, L.L.C., an Oklahoma limited liability company, of the two Oklahoma limited partnerships, Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P., that are the general partners of Prescott Group Aggressive Small Cap Master Fund, G.P.

(3) Based on the 26,473,728 shares of Common Stock outstanding as of November 5, 2003 (as reported on the Issuer's Quarterly Report for the period ended September 30, 2003 on Form 10-Q filed with the Securities and Exchange Commission).

                               Page 3 of 13 pages

===================                                          ===================
CUSIP NO. G03910109                  13G                     PAGE 4 OF 13 PAGES
===================                                          ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Prescott Group Aggressive Small Cap, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Oklahoma
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 3,278,000 shares(4)
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           3,278,000 shares(4)
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,278,000 shares(4)
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        12.4%(5)
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        PN
================================================================================

(4) As exercised through its sole general partner, Prescott Group Capital Management, L.L.C., an Oklahoma limited liability company, and based upon the aggregate number of shares held by Prescott Group Aggressive Small Cap Master Fund, G.P., an Oklahoma general partnership, of which Prescott Group Aggressive Small Cap, L.P. is a general partner.

(5) Based on the 26,473,728 shares of Common Stock outstanding as of November 5, 2003 (as reported on the Issuer's Quarterly Report for the period ended September 30, 2003 on Form 10-Q filed with the Securities and Exchange Commission).

                               Page 4 of 13 pages

===================                                          ===================
CUSIP NO. G03910109                  13G                     PAGE 5 OF 13 PAGES
===================                                          ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Prescott Group Aggressive Small Cap II, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Oklahoma
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 3,278,000 shares(6)
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           3,278,000 shares(6)
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,278,000 shares(6)
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        12.4%(7)
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        PN
================================================================================

(6) As exercised through its sole general partner, Prescott Group Capital Management, L.L.C., an Oklahoma limited liability company, and based upon the aggregate number of shares held by Prescott Group Aggressive Small Cap Master Fund, G.P., an Oklahoma general partnership, of which Prescott Group Aggressive Small Cap II, L.P. is a general partner.

(7) Based on the 26,473,728 shares of Common Stock outstanding as of November 5, 2003 (as reported on the Issuer's Quarterly Report for the period ended September 30, 2003 on Form 10-Q filed with the Securities and Exchange Commission).

                               Page 5 of 13 pages

===================                                          ===================
CUSIP NO. G03910109                  13G                     PAGE 6 OF 13 PAGES
===================                                          ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Prescott Group Mid Cap, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Oklahoma
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           384,000 shares(8)
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 0 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   384,000 shares(8)
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           0 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        384,000 shares(8)
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.5%(9)
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        PN
================================================================================

(8) As exercised through its sole general partner, Prescott Group Capital Management, L.L.C., an Oklahoma limited liability company.

(9) Based on the 26,473,728 shares of Common Stock outstanding as of November 5, 2003 (as reported on the Issuer's Quarterly Report for the period ended September 30, 2003 on Form 10-Q filed with the Securities and Exchange Commission).

                               Page 6 of 13 pages

===================                                          ===================
CUSIP NO. G03910109                  13G                     PAGE 7 OF 13 PAGES
===================                                          ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Phil Frohlich
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           223,400 shares(10)
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 3,662,000 shares(11)
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   223,400 shares(10)
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           3,662,000 shares(11)
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,885,400 shares(12)
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        14.7%(13)
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN
================================================================================

(10) Represents shares directly owned by Mr. Frohlich.

(11) Represents shares beneficially owned by Prescott Group Capital Management, L.L.C., an Oklahoma limited liability company, of which Mr. Frohlich is the manager.

(12) Represents an aggregate number of shares directly and indirectly beneficially owned by Mr. Frohlich as further described in footnotes 10 and 11.

(13) Based on the 26,473,728 shares of Common Stock outstanding as of November 5, 2003 (as reported on the Issuer's Quarterly Report for the period ended September 30, 2003 on Form 10-Q filed with the Securities and Exchange Commission).

                               Page 7 of 13 pages

===================                                          ===================
CUSIP NO. G03910109                  13G                     PAGE 8 OF 13 PAGES
===================                                          ===================

ITEM 1.

              (a) NAME OF ISSUER: ANNUITY AND LIFE RE (HOLDINGS), LTD.

              (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Cumberland House
                  1 Victoria Street
                  Hamilton, HM 11, Bermuda

ITEM 2.

              (a) NAME OF PERSON FILING:

                  Prescott Group Capital Management, L.L.C.;
                  Prescott Group Aggressive Small Cap Master Fund, G.P.; Prescott Group Aggressive Small Cap, L.P.;
                  Prescott Group Aggressive Small Cap II, L.P.;
                  Prescott Group Mid Cap, L.P.; and
                  Phil Frohlich

              (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                  All of the Reporting Persons have their principal place of business at:

                  1924 South Utica, Suite 1120
                  Tulsa, Oklahoma  74104-6529

              (c) CITIZENSHIP:

                  Prescott Group Capital Management, L.L.C. is an Oklahoma limited liability company.
                  Prescott Group Aggressive Small Cap Master Fund, G.P. is an Oklahoma general partnership.
                  Prescott Group Aggressive Small Cap, L.P. is an Oklahoma limited partnership.
                  Prescott Group Aggressive Small Cap II, L.P. is an Oklahoma limited partnership.
                  Prescott Group Mid Cap, L.P. is an Oklahoma limited partnership.
                  Phil Frohlich is a citizen of the United States of America.

              (d) TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $1.00 per share

              (e) CUSIP NUMBER: G03910109

                               Page 8 of 13 pages

===================                                          ===================
CUSIP NO. G03910109                  13G                     PAGE 9 OF 13 PAGES
===================                                          ===================

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  a. [_] Broker or dealer registered under section 15 of the Act
                         (15 U.S.C. 78o).
                  b. [_] Bank as defined in section 3(a)(6) of the Act (15
                         U.S.C. 78c).
                  c. [_] Insurance company as defined in section 3(a)(19) of the
                         Act (15 U.S.C. 78c).
                  d. [_] Investment company registered under section 8 of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-8).
                  e. [_] An investment adviser in accordance with
                         ss.240.13d-1(b)(1)(ii)(E).
                  f. [_] An employee benefit plan or endowment fund in
                         accordance with ss.240.13d-1(b)(1)(ii)(F).
                  g. [_] A parent holding company or control person in
                         accordance with ss.240.13d-1(b)(1)(ii)(G).
                  h. [_] A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act (12 U.S.C. 1813);
                  i. [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
                  j. [_] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

                  Incorporated by reference to items (5) through (9) and (11) of the cover page pertaining to each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  The Reporting Persons filing this schedule are identified in
                  Item 2 hereof.

ITEM 9.           NOTICE OF DISSOLUTION OF THE GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 9 of 13 pages

===================                                          ===================
CUSIP NO. G03910109                  13G                     PAGE 10 OF 13 PAGES
===================                                          ===================

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Prescott Group Capital Management, L.L.C.


Dated:  February 12, 2004              By:      /s/ Phil Frohlich
                                           -------------------------------------
                                               Phil Frohlich, Manager


                                       Prescott Group Aggressive Small Cap
                                       Master Fund, G.P.

                                       By:  Prescott Group Aggressive Small
                                            Cap, L.P., General Partner

                                       By:  Prescott Group Capital Management,
                                            L.L.C., General Partner


Dated:  February 12, 2004              By:      /s/ Phil Frohlich
                                           -------------------------------------
                                               Phil Frohlich, Manager

                                       By:  Prescott Group Aggressive Small Cap
                                            II, L.P., General Partner

                                       By:  Prescott Group Capital Management,
                                            L.L.C., General Partner


Dated:  February 12, 2004              By:      /s/ Phil Frohlich
                                           -------------------------------------
                                               Phil Frohlich, Manager


                                       Prescott Group Aggressive Small Cap, L.P.

                                       By:  Prescott Group Capital Management,
                                            L.L.C., General Partner


Dated:  February 12, 2004              By:      /s/ Phil Frohlich
                                           -------------------------------------
                                               Phil Frohlich, Manager

                               Page 10 of 13 pages

===================                                          ===================
CUSIP NO. G03910109                  13G                     PAGE 11 OF 13 PAGES
===================                                          ===================


                                       Prescott Group Aggressive Small Cap II,
                                       L.P.

                                       By:  Prescott Group Capital Management,
                                            L.L.C., General Partner



Dated:  February 12, 2004              By:      /s/ Phil Frohlich
                                           -------------------------------------
                                               Phil Frohlich, Manager


                                       Prescott Group Mid Cap, L.P.

                                       By:  Prescott Group Capital Management,
                                            L.L.C., General Partner



Dated:  February 12, 2004              By:      /s/ Phil Frohlich
                                           -------------------------------------
                                               Phil Frohlich, Manager




Dated:  February 12, 2004              By:      /s/ Phil Frohlich
                                           -------------------------------------
                                               Phil Frohlich, Manager


                               Page 11 of 13 pages

===================                                          ===================
CUSIP NO. G03910109                  13G                     PAGE 12 OF 13 PAGES
===================                                          ===================

                             JOINT FILING AGREEMENT

         This Joint Filing Agreement (this "Agreement") dated as of the 12th day of February, 2004, is by and between the undersigned parties.

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock of Annuity and Life RE (Holdings), Ltd., a Bermuda corporation, and further agree that this Agreement be included as an exhibit to such joint filing (including amendments thereto.).

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                       Prescott Group Capital Management, L.L.C.


Dated:  February 12, 2004              By:      /s/ Phil Frohlich
                                           -------------------------------------
                                               Phil Frohlich, Manager


                                       Prescott Group Aggressive Small Cap
                                       Master Fund, G.P.

                                       By:  Prescott Group Aggressive Small Cap,
                                            L.P., General Partner

                                       By:  Prescott Group Capital Management,
                                            L.L.C., General Partner


Dated:  February 12, 2004              By:      /s/ Phil Frohlich
                                           -------------------------------------
                                               Phil Frohlich, Manager

                                       By:  Prescott Group Aggressive Small Cap
                                            II, L.P., General Partner

                                       By:  Prescott Group Capital Management,
                                            L.L.C., General Partner


Dated:  February 12, 2004              By:      /s/ Phil Frohlich
                                           -------------------------------------
                                               Phil Frohlich, Manager



                                       Prescott Group Aggressive Small Cap, L.P.

                                       By:  Prescott Group Capital Management,
                                            L.L.C.,  General Partner


Dated:  February 12, 2004              By:      /s/ Phil Frohlich
                                           -------------------------------------
                                               Phil Frohlich, Manager

                               Page 12 of 13 pages

===================                                          ===================
CUSIP NO. G03910109                  13G                     PAGE 13 OF 13 PAGES
===================                                          ===================


                                       Prescott Group Aggressive Small Cap II,
                                       L.P.

                                       By:  Prescott Group Capital Management,
                                            L.L.C., General Partner


Dated:  February 12, 2004              By:      /s/ Phil Frohlich
                                           -------------------------------------
                                               Phil Frohlich, Manager



                                       Prescott Group Mid Cap, L.P.

                                       By:  Prescott Group Capital Management,
                                            L.L.C., General Partner


Dated:  February 12, 2004              By:      /s/ Phil Frohlich
                                           -------------------------------------
                                               Phil Frohlich, Manager




Dated:  February 12, 2004              By:      /s/ Phil Frohlich
                                           -------------------------------------
                                               Phil Frohlich, Manager

                               Page 13 of 13 pages